EXHIBIT 11

                                 INTERSTATE BAKERIES CORPORATION
                       SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
                                  (000's EXCEPT PER SHARE DATA)

                                                  Twelve Weeks Ended          Twenty-Four Weeks Ended
                                               --------------------------    --------------------------
                                               November 12,  November 13,    November 12,  November 13,
                                                  1994          1993            1994          1993
                                               ------------  ------------    ------------  ------------

Net income                                      $   6,063     $   7,289       $  11,949     $  14,278
                                                =========     =========       =========     =========

Weighted average common shares
 outstanding                                       19,639        20,359          19,641        20,602
Dilutive stock options                                 47            55              46            59
                                                ---------     ---------       ---------     ---------
Weighted average common and common
 equivalent shares outstanding                     19,686        20,414          19,687        20,661
                                                =========     =========       =========     =========

Earnings per share                              $     .31     $     .36       $     .61     $     .69
                                                =========     =========       =========     =========